EXHIBIT 10.2

O-I GLASS, INC.

FOURTH AMENDED AND RESTATED

2017 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (“Agreement”), dated as of the grant date referenced above (the “Grant Date”) is made by and between O-I Glass, Inc., a Delaware corporation (the “Company”) and the person whose account for which this grant is being accepted, an employee or consultant of the Company, a Parent Corporation or a Subsidiary (the “Participant”).

WHEREAS, the Company has established the Fourth Amended and Restated 2017 Incentive Award Plan (as amended from time to time, the “Plan”) (the terms of which are hereby incorporated by reference and made a part of this Agreement);

WHEREAS, the Plan provides for the issuance of Restricted Stock Units (“RSUs”), subject to certain vesting conditions thereon and to other conditions stated herein;

WHEREAS, the Company is willing to invest in the Participant and, in doing so, to provide the Participant with access to know-how, proprietary information and technology, trade secrets, confidential commercial information, and/or customer details; and

WHEREAS, the Compensation and Talent Development Committee of the Board of Directors of the Company (the “Committee”) has determined it would be to the advantage and best interest of the Company and its stockholders to issue the RSUs provided for herein to the Participant in consideration of services rendered, or to be rendered, to the Company, a Parent Corporation or a Subsidiary.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below, unless the context clearly indicates to the contrary.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.  The masculine pronoun shall include the feminine and neuter, and the singular shall include the plural, where the context so indicates.

Section 1.1 - Cause

“Cause” shall mean the Participant’s dishonesty, disloyalty, misconduct, insubordination, failure to reasonably devote working time to assigned duties, failure or refusal to comply with any reasonable rule, regulation, standard or policy which from time to time may be established by the Company, including, without limitation, those policies set forth in the Company’s Policy Manual in effect from time to time, or failure to fully cooperate with any investigation of an alleged violation of any such rule, regulation, standard or policy.

Section 1.2 - Competing Business

“Competing Business” shall mean each of the following companies and associations, including each of their parent, subsidiary and successor companies: Amcor, Anchor Glass Container Corporation, Ardagh Group SA, BA Vidro, Ball Corp, Can Manufacturers Institute, Crown Holdings, Inc., Plastics Industry Association, Silgan Holdings, Inc., Veraillia, Vetropack, and Vidrala.

Section 1.3 - Good Reason

“Good Reason” means the occurrence of any of the following without the prior written consent of the Participant:

(i)a material diminution in the Participant’s base compensation;

(ii)

a material diminution in the Participant’s authority, duties or responsibilities (including, if Participant is then serving as the Chief Executive Officer or the Chief Financial Officer of the Company, any changes which result from Participant not being employed by a public company following a Change in Control);

(iii)	a material change in the geographic location at which the Participant must perform services; or
(iv)	any other action or inaction that constitutes a material breach by the Company of the terms of Participant’s employment as in effect immediately prior to a Change in Control.

Notwithstanding the foregoing, (a) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than thirty (30) days from the date of such notice) is given no later than thirty (30) days after the time at which the Participant becomes aware of the occurrence of the event or condition purportedly giving rise to Good Reason and (b) if there exists (without regard to this clause (b)) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

Section 1.4 - Parent Corporation

“Parent Corporation” shall mean any corporation in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.5 - Retirement

“Retirement” shall mean, solely for purposes of this Agreement and only if the Participant is an Employee, the “separation from service” (within the meaning of Section 409A of the Code) of the Participant from the Company, a Parent Corporation or a Subsidiary after reaching the age of 60 and having 10 years of employment, or after reaching the age of 65.

ARTICLE II.

ISSUANCE OF RSUs

In consideration of the services rendered or to be rendered to the Company, a Parent Corporation or a Subsidiary and for other good and valuable consideration which the Committee has determined to be equal to the par value of the Shares, on the Grant Date, the Company awards to the Participant the number of RSUs specified for this grant in the Solium Shareworks Account accessible by the Participant. Each RSU is granted in tandem with a Dividend Equivalent, as further described in Section 3.5 below.

ARTICLE III.

VESTING; PAYMENT

Section 3.1 - Vesting of RSUs

Except as otherwise provided in Section 3.2 below (and subject to Section 3.3 below), one-third (1/3) of the total number of RSUs granted hereby shall vest on each of the first three anniversaries of the Grant Date (each such anniversary, a “Vesting Date”); provided, however, that notwithstanding the foregoing, the RSU shall vest in full (to the extent then-unvested) on the earliest to occur of (i) the date the Participant dies, provided, that the Participant has not experienced a Termination of Service prior to such date, (ii) if the Participant is an Employee, the date of such Participant’s Termination of Service due to Retirement, provided that the Participant has held the RSU for at least one (1) year from the Grant Date as of the date of Retirement, or (iii) the date of the Participant’s Termination of Service due to Disability.

Section 3.2Effect of a Change in Control

Notwithstanding Section 3.1, in the event of a Change in Control:

(a)If the RSUs are not continued, assumed or new restricted stock units or other rights substituted therefor by a successor, or any parent or subsidiary thereof, under Section 13.2(b)(ii) of the Plan, then immediately prior to the Change in Control the unvested RSUs shall become fully vested subject to and effective on the Change in Control; or

(b)If the RSUs are continued, assumed or new restricted stock units or other rights are substituted therefor by a successor, or any parent or subsidiary thereof, under Section 13.2(b)(ii) of the Plan, then the unvested RSUs (as so continued or assumed) or such new restricted stock units or other rights, as applicable, shall become fully vested upon the Participant’s Termination of Service without Cause or by the Participant for Good Reason, in either case, prior to the second (2nd) anniversary of the Change in Control.

Section 3.3 - Termination of RSUs

Upon the Participant’s Termination of Service for any reason, all then-unvested RSUs issued to the Participant pursuant to this Agreement (after taking into account any vesting that may occur in connection with such Termination of Service, if any) shall immediately terminate and be cancelled and forfeited.

Section 3.4 - Payment of RSUs

Each RSU that vests under this Agreement shall be settled by delivery of one Share and such settlement shall occur with respect to vested RSUs as follows:

1/3 of the total RSUs granted hereunder (or such lesser number of then-vested RSUs) will be settled on the first anniversary of the Grant Date;

1/3 of the total RSUs granted hereunder (or such lesser number of then-vested RSUs) will be settled on the second anniversary of the Grant Date; and

1/3 of the total RSUs granted hereunder (or such lesser number of then-vested RSUs) will be settled on the third anniversary of the Grant Date.

Section 3.5 – Dividend Equivalents

A bookkeeping account will be established by the Company to which Dividend Equivalents equal to the product of (a) the number of RSUs subject to this Agreement, and (b) the dividends declared on a single Share will be credited. To the extent the Participant becomes vested in any RSUs issued pursuant to this Agreement, the Dividend Equivalents corresponding to such RSUs will be converted to cash or additional Shares (as may be determined by the Administrator in its sole discretion) and will be paid to the Participant at the same time as the Shares are issued with respect to the vested RSUs.  The Participant shall not be entitled to payment of any Dividend Equivalents relating to dividends for which the applicable ex-dividend date occurs on or after the earlier to occur of the payment or forfeiture of the RSU underlying such Dividend Equivalent.

ARTICLE IV.

NON-COMPETITION/NON-SOLICITATION

Section 4.1 - Covenant Not to Compete

The Participant covenants and agrees that prior to the Participant’s Termination of Service and for a period of one (1) year following the Participant’s Termination of Service for any reason, including, without limitation, a termination for Cause or without Cause or due to the Participant’s resignation or Retirement, the Participant shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business.

Section 4.2 - Non-Solicitation of Employees

The Participant agrees that prior to the Participant’s Termination of Service and for one (1) year following the Participant’s Termination of Service for any reason, including, without limitation, a termination for Cause or without Cause or due to the Participant’s resignation or Retirement, the Participant shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any Employee of the Company, any Parent Corporation or any Subsidiary to leave the employment of the Company, any Parent Corporation or any Subsidiary for any reason whatsoever, or hire any Employee of the Company, any Parent Corporation or any Subsidiary except into the employment of the Company, a Parent Corporation or a Subsidiary.

Section 4.3 –Certain Exceptions

Notwithstanding Sections 4.1 and 4.2 above, the Participant acknowledges and agrees that if the Participant resides and/or works in the State of California or any other State or jurisdiction in which the restrictions set forth in Section 4.1 and/or Section 4.2 above are not enforceable following the Participant’s Termination of Service, such obligations contained in Sections 4.1 (Covenant Not to Compete) and/or 4.2 (Non-Solicitation of Employees), as applicable, shall not apply to the Participant after the Participant’s Termination of Service.

Section 4.4 - Equitable Relief

The Participant agrees that it is impossible to measure in money the damages that will accrue to the Company in the event that the Participant breaches any of the restrictive covenants provided in Sections 4.1 or 4.2 hereof.  Accordingly, in the event that the Participant breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Participant from further violating such restrictive covenant.  If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Participant hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert such claim or defense.  The foregoing shall not prejudice the Company’s right to require the Participant to account for and pay over to the Company, and the Participant hereby agrees to account for and pay over, any compensation, profits, monies, accruals or other benefits derived or received by the Participant as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 4.1 or 4.2 hereof.

ARTICLE V.

OTHER PROVISIONS

Section 5.1 - RSUs and Dividend Equivalents Not Transferable

Neither the RSUs nor Dividend Equivalents, nor any interest or right therein or part thereof, shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any such attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.1 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.2 - No Right to Continued Employment

Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employ or service of the Company, any Parent Corporation or any Subsidiary or shall interfere with or restrict in any way the rights of the Company, any Parent Corporation or any Subsidiary, which are hereby expressly reserved, to discharge the Participant at any time for any reasons whatsoever, with or without Cause.

Section 5.3 - Conditions to Issuance of Stock Certificates

The Company shall not be required to issue or deliver any certificate or certificates for Shares pursuant to this Agreement prior to fulfillment of all of the following conditions:

(a)The admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; and

(b)The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Company shall, in its sole discretion, deem necessary or advisable; and

(c)The obtaining of any approval or other clearance from any state or federal governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable; and

(d)Subject to Section 5.10, the payment by the Participant of all amounts which, under federal, state or local tax law, the Company, a Parent Corporation or a Subsidiary is required to withhold upon vesting or payment of a RSU and/or Dividend Equivalent; and

(e)The lapse of such reasonable period of time as the Administrator may from time to time establish for reasons of administrative convenience.

Section 5.4 - Notices

Any notice to be delivered to the Company under this Agreement shall be delivered to such individual and in such form as the Committee shall specify from time to time and communicate to the Participant.  Any notice to be delivered to the Participant shall be addressed to the Participant at the Participant's last address reflected in the Company’s records.  Notices may be given electronically (or by facsimile), and will be deemed given when sent.  Otherwise, notices shall be sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.

Section 5.5 - Rights as Stockholder

Participant shall not, by virtue of the RSUs granted hereby, be entitled to vote in any Company election, receive any dividend in respect of Shares subject to the RSUs (except as provided under Section 3.5 above) or exercise any other rights of a stockholder of the Company.  The RSUs shall not confer upon the Participant any rights of a stockholder of the Company unless and until the RSUs have vested and certificates representing the Shares subject to the RSUs shall have been issued by the Company pursuant to the terms of this Agreement.

Section 5.6 - Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 5.7 - Conformity to Laws

The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of applicable law, including without limitation the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3 of the Exchange Act.  Notwithstanding anything herein to the contrary, this Agreement shall be administered, and the RSUs and Dividend Equivalents shall be granted, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, this Agreement and the RSUs and Dividend Equivalents granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 5.8 - Section 409A

(a)This Agreement shall be interpreted in accordance with the requirements of Section 409A of the Code and the Treasury Regulations relating thereto (together, “Section 409A”).  Notwithstanding any provision of this Agreement, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, provided, however, that this Section 5.8 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. To the extent that any payment window spans two calendar years, the Participant shall have no discretion over or ability to control the actual year in which payment is made.

(b)Notwithstanding anything to the contrary in this Agreement, no amounts shall be paid to the Participant under this Agreement during the six (6)-month period following the Participant’s “separation from service” to the extent that the Administrator determines that the Participant is a “specified employee” (each within the meaning of Section 409A) at the time of such separation from service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i).  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes), the Company shall pay to the Participant in a lump-sum all amounts that would have otherwise been payable to the Participant during such six (6)-month period under this Agreement.

(c)Dividend Equivalents and any amounts that may become distributable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

Section 5.9 - Amendment

This Agreement may be amended without the consent of the Participant, except that no amendment of this Agreement shall, without the written consent of the Participant, impair any rights of the Participant under this Agreement.

Section 5.10 - Tax Withholding

(a)Subject to Section 5.10(b) below, the Company’s obligation to issue or deliver to the Participant any certificate or certificates for Shares is expressly conditioned upon receipt from the Participant, on or prior to the date reasonably specified by the Company of all withholding taxes owed in connection with the RSUs and Dividend Equivalents by one of the following methods:

(i) Full payment (in cash or by check) of any amount that must be withheld by the Company, a Parent Corporation or Subsidiary for foreign, federal, state and/or local tax purposes;

(ii) Subject to the Administrator’s consent, full payment by delivery to the Company of unrestricted Shares previously owned by the Participant, duly endorsed for transfer to the Company by the Participant with an aggregate Fair Market Value (determined on the date such withholding obligation arises) equal to the amount that must be withheld by the Company, a Parent Corporation or a Subsidiary for foreign, federal, state and/or local tax purposes;

(iii) With respect to any withholding tax obligations for RSUs that become vested, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable to Participant pursuant to the RSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Subsidiary with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(iv) Subject to the Administrator’s consent, a combination of payments provided for in the foregoing subsections (i), (iii) and (iii) (and/or in Section 5.10(b) below).

(b)Notwithstanding Section 5.10(a), unless the Administrator otherwise determines, the Company shall withhold, or cause to be withheld, a portion of the Shares (or cash, as applicable) deliverable with respect to vested RSUs and Dividend Equivalents that become payable with an aggregate Fair Market Value (determined on the date such withholding obligation arises) equal to the amount that must be withheld by the Company, a Parent Corporation or a Subsidiary for foreign, federal, state and/or local tax purposes, in accordance with Section 11.2 of the Plan.

(c)With respect to each individual who was an executive officer of the Company and subject to Section 16 of the Exchange Act on the Grant Date only, the Committee has consented to payment of tax withholding obligations under Sections 5.10(a) and (b), as the Participant may elect during such time periods as the Company may permit in compliance with all applicable legal requirements.

(d)Notwithstanding anything herein to the contrary, the number of Shares which may be withheld with respect to the payment of any RSUs and/or Dividend Equivalents in order to satisfy the Company’s foreign, federal, state and/or local tax withholding obligations with respect to the payment of the RSUs and/or Dividend Equivalents shall be no greater than the number of Shares which have a Fair Market Value on the date on which the withholding obligation raises equal to the aggregate amount of such withholding obligations based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and/or foreign income and payroll tax purposes.

Section 5.11 - Clawback

Notwithstanding anything contained in the Agreement to the contrary, all RSUs and Dividend Equivalents awarded under this Agreement, and any Shares or cash issued upon settlement hereunder, shall be subject to forfeiture or repayment pursuant to the terms of the Company’s Policy for Recovery of Erroneously Awarded Compensation and any other clawback or recoupment policy that the Company may implement following the Grant Date.

Section 5.12 - Governing Law

The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.  Further, proceedings arising out of or relating to this Agreement must be brought exclusively in a federal district court located in the District of Delaware or the Delaware Court of Chancery.  The Participant hereby consents and submits to the exclusive jurisdiction of the designated courts.  No legal action, suit, or proceeding with respect to this Agreement may be brought in any other forum.  The Participant hereby irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any dispute, action, suit, or proceeding brought in the designated courts has been brought in an improper or inconvenient forum or venue.

IN WITNESS HEREOF, this Agreement has been executed and delivered by the parties hereto.

O-I GLASS, INC.

By:

Its: